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          [LETTERHEAD OF GORDON ALTMAN BUTOWSKY WEITZEN SHALOV & WEIN]





                                                     November 2, 1998




Morgan Stanley Dean Witter American Value Fund
Two World Trade Center
New York, New York  10048

Morgan Stanley Dean Witter Capital Appreciation Fund
Two World Trade Center
New York, New York  10048


Gentlemen:

                  You have requested our opinion as to the Federal income tax consequences of the transaction (the "Reorganization") described below pursuant to which (i) substantially all assets of Morgan Stanley Dean Witter Capital Appreciation Fund, a Massachusetts business trust ("Capital Appreciation"), will be combined with those of Morgan Stanley Dean Witter American Value Fund, a Massachusetts business trust ("American Value"), in exchange for shares of American Value ("American Value Shares"), and the assumption by American Value of certain liabilities of Capital Appreciation (the "Liabilities"); (ii) Capital Appreciation will be liquidated; and (iii) American Value Shares will be distributed to the holders ("Capital Appreciation Shareholders") of shares in Capital Appreciation ("Capital Appreciation Shares").

                  We have examined and are familiar with such documents, records and other instruments as we have deemed appropriate for purposes of this opinion letter, including the Registration Statement filed with the Securities and Exchange Commission under the Securities Act of 1933 on Form N-14, relating to American Value Shares (the "Registration Statement") which includes, as a part thereof, the proxy statement of Capital Appreciation (the "Capital Appreciation Proxy"), which will be used to solicit proxies of Capital Appreciation Shareholders in connection with the Special Meeting of Capital Appreciation Shareholders and the Agreement and Plan of Reorganization by and between American Value and Capital Appreciation (the "Plan").

                  In rendering this opinion, we have assumed that the Reorganization will be carried out pursuant to the terms of the Plan, that factual statements and information contained in the


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November 2, 1998
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Registration Statement, the Capital Appreciation Proxy and other documents, records and instruments supplied to us are correct and that there will be no material change with respect to such facts or information prior to the time of the Reorganization. In rendering our opinion, we have also relied on the representations and facts discussed below which have been provided to us by Morgan Stanley Dean Witter Advisors Inc. ("MSDW Advisors), American Value and Capital Appreciation, and we have assumed that such representations and facts will remain correct at the time of the Reorganization.

                                     FACTS

                  American Value is an open-end diversified management investment company engaged in the continuous offering of its shares to the public. Since its inception, American Value has conducted its affairs so as to qualify, and has elected to be taxed, as a regulated investment company under
Section 851 of the Internal Revenue Code of 1986, as amended (the "Code").

                  Capital Appreciation is an open-end diversified management investment company engaged in the continuous offering of its shares to the public. Since its inception, Capital Appreciation has conducted its affairs so as to qualify, and has elected to be taxed, as a regulated investment company under Section 851 of the Code.

                  The Board of Trustees of American Value and the Board of Trustees of Capital Appreciation have each determined, for valid business reasons, that it is advisable to combine the assets of American Value and Capital Appreciation into one fund.

                  In view of the above, the Board of Trustees of Capital Appreciation adopted the Plan, subject to, among other things, approval by Capital Appreciation Shareholders.

                  Pursuant to the Plan, Capital Appreciation will transfer all of its assets to American Value in exchange for American Value Shares (including fractional American Value Shares) and the assumption by American Value of the Liabilities. Immediately thereafter, Capital Appreciation will distribute American Value Shares to Capital Appreciation Shareholders in exchange for and in cancellation of their Capital Appreciation Shares and in complete liquidation of Capital Appreciation.





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November 2, 1998
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                  Each of the following representations, among other
representations, has been made to us in connection with the Reorganization by MSDW Advisors, by Capital Appreciation and by American Value.

                  (1) To the best of the knowledge of the management of MSDW Advisors, Capital Appreciation, American Value, and their affiliates, there is no plan or intention on the part of Capital Appreciation Shareholders to redeem, sell, exchange or otherwise dispose of a number of American Value Shares that would reduce Capital Appreciation Shareholders' ownership of American Value Shares to a number of American Value Shares having a value, as of the date of the Reorganization, of less than fifty percent of the value of all of the formerly outstanding Capital Appreciation Shares as of such date;

                  (2) American Value has no plan or intention to reacquire any of the American Value Shares to be issued pursuant to the Reorganization except to the extent necessary to comply with its legal obligation to redeem its own shares;

                  (3) The Liabilities to be assumed by or transferred to American Value were incurred by Capital Appreciation in the ordinary course of business and are associated with the assets being transferred to American Value;

                  (4) The amount of the Liabilities will not exceed the aggregate adjusted basis of Capital Appreciation for its assets transferred to American Value;

                  (5) American Value has no plan or intention to sell or otherwise dispose of more than fifty percent of the assets of Capital Appreciation acquired in the Reorganization, except for dispositions made in the ordinary course of business;

                  (6) There is no indebtedness between Capital Appreciation and American Value that was issued, acquired or will be settled at a discount;

                  (7) Capital Appreciation has been a regulated investment company within the meaning of Section 851 of the Code since the date of its organization through the end of its last complete taxable year and will qualify as a regulated investment





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November 2, 1998
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company for its taxable year ending on the date of the Reorganization;

                  (8) American Value has been a regulated investment company within the meaning of Section 851 of the Code since the date of its organization through the date hereof and will qualify as a regulated investment company for its taxable year ending on December 31, 1999;

                  (9) Capital Appreciation will have no accumulated earnings and profits as of the close of its taxable year ending on the date of the Reorganization.

                                    OPINION

                  Based on the Code, Treasury Regulations issued thereunder, Internal Revenue Service Rulings and the relevant case law, as of the date hereof, and on the facts, representations and assumptions set forth above, and the documents, records and other instruments we have reviewed, it is our opinion that the Federal income tax consequences of the Reorganization to American Value, Capital Appreciation and the Capital Appreciation Shareholders will be as follows:

                  (1) The transfer of substantially all of Capital Appreciation's assets in exchange for American Value Shares and the assumption by American Value of Liabilities of Capital Appreciation, followed by the distribution by Capital Appreciation of American Value Shares to the Capital Appreciation Shareholders in exchange for their Capital Appreciation Shares, will constitute a "reorganization" within the meaning of Section 368(a)(1)(C) of the Code, and Capital Appreciation and American Value will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code;

                  (2) No gain or loss will be recognized by American Value upon the receipt of the assets of Capital Appreciation solely in exchange for American Value Shares and the assumption of the Liabilities by American Value;

                  (3) No gain or loss will be recognized by Capital Appreciation upon the transfer of the assets of Capital Appreciation to American Value, in exchange for American Value Shares and the assumption of the Liabilities by American Value,





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or upon the distribution of American Value Shares to Capital Appreciation
Shareholders in exchange for their Capital Appreciation Shares as provided in the Plan;

                  (4) No gain or loss will be recognized by Capital Appreciation Shareholders upon the exchange of their Capital Appreciation Shares for American Value Shares;

                  (5) The aggregate tax basis for American Value Shares received by each Capital Appreciation Shareholder pursuant to the Reorganization will be the same as the aggregate tax basis of the Capital Appreciation Shares held by each such Capital Appreciation Shareholder immediately prior to the Reorganization;

                  (6) The holding period of American Value Shares to be received by each Capital Appreciation Shareholder will include the period during which the Capital Appreciation Shares surrendered in exchange therefor were held (provided such Capital Appreciation Shares were held as capital assets on the date of the Reorganization);

                  (7) The tax basis of the assets of Capital Appreciation acquired by American Value will be the same as the tax basis of such assets to Capital Appreciation immediately prior to the Reorganization; and

                  (8) The holding period of the assets of Capital Appreciation in the hands of American Value will include the period during which those assets were held by Capital Appreciation.

                  We are not expressing an opinion as to any aspect of the Reorganization other than those opinions expressly stated above.

                  As noted above, this opinion is based upon our analysis of the Code, Treasury Regulations issued thereunder, Internal Revenue Service Rulings and case law which we deem relevant as of the date hereof. No assurances can be given that there will not be a change in the existing law or that the Internal Revenue Service will not alter its present views, either prospectively or retroactively, or adopt new views with regard to any of the matters upon which we are rendering this opinion, nor can any assurances be given that the Internal Revenue Service will not





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audit or question the treatment accorded to the Reorganization on the Federal income tax returns of American Value, Capital Appreciation or the Capital Appreciation Shareholders.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name and any reference to our firm in the Registration Statement and the Capital Appreciation Proxy constituting a part thereof.

                                                     Very truly yours,


                                                     /s/ Gordon Altman Butowsky
                                                         Weitzen Shalov & Wein
                                                         ----------------------
                                                         Gordon Altman Butowsky
                                                         Weitzen Shalov & Wein